Exhibit 10.1
AMENDMENT NUMBER TWO TO CREDIT AGREEMENT, CONSENT AND WAIVER
          THIS AMENDMENT NUMBER TWO TO CREDIT AGREEMENT, CONSENT AND WAIVER (this “Second Amendment”), dated as of August 14, 2007, is entered into by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO FOOTHILL, INC., a California corporation, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), BELL INDUSTRIES, INC., a California corporation (“Parent”), and each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”), in light of the following:
W I T N E S S E T H
          WHEREAS, Borrowers and the Lender Group are parties to that certain Credit Agreement, dated as of January 31, 2007 (as amended, restated, supplemented, or modified from time to time, the “Credit Agreement”).
          WHEREAS, Borrowers have requested that the Lender Group amend the Loan Agreement to allow for a temporary overadvance.
          WHEREAS, Borrowers have requested that the Lender Group consent to (i) the sale of a Borrower’s shares of New York MDS, Inc., a Delaware corporation (“NY Company”) in consideration of $12,571,256 of cash, minus Borrowers’ pro rata share of any and all Selling Expenses (defined in the NY SPA, defined below) and minus Borrowers’ pro rata share of the Holdback Amount (defined in the NY SPA, defined below) (“NY MDS Consideration”) pursuant to the Stock Purchase Agreement (“NY SPA”), dated as of June 15, 2007, entered into by and among Sprint Nextel Corporation (“Buyer”), each of the stockholders of the NY Company, and Kevin J. Thimjon as Stockholders Representative (“NY MDS Sale”), (ii) the sale of a Borrower’s shares of Atlanta MDS Co., Inc., a Georgia corporation (“Atlanta Company”) in consideration of $952,044 of cash, minus Borrowers’ pro rata share of any and all Selling Expenses (defined in the Atlanta SPA, defined below) and minus Borrowers’ pro rata share of the Holdback Amount (defined in the Atlanta SPA, define below) (“Atlanta MDS Consideration”) pursuant to the Stock Purchase Agreement (“Atlanta SPA”), dated as of June 15, 2007, entered into by and among Buyer, each of the stockholders of Atlanta Company, and Billy J. Parrot (“Atlanta MDS Sale”), and (iii) the sale of the personal property located on the premises at 1720 East Primrose Street for and in consideration of $900,000 of cash (“Springfield Consideration”, together with NY MDS Consideration and Atlanta MDS Consideration, the “Sales Consideration”) pursuant to that certain Bill of Sale, dated August 1, 2007, between a Borrower and Teletech Holdings, Inc. (“Springfield Sale”; together with NY MDS Sale and Atlanta MDS Sale, the “Sales”).

          WHEREAS, Borrowers have informed the Lender Group that (i) Borrowers have failed to comply with the EBITDA financial covenant set forth in Section 6.16(a) of the Credit Agreement with respect to the 6 month period ending June 30, 2007 (the “Designated Event of Default”) and (ii) the chief executive office of the Borrowers set forth on Schedule 4.7(b) of the Credit Agreement shall be relocated.
          WHEREAS, subject to the terms and conditions set forth herein, the Lender Group is willing to (i) amend the Credit Agreement to allow for a temporary overadvance as set forth herein, (ii) consent to the consummation of the Sales, and (iii) waive the Designated Event of Default.
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Credit Agreement as follows:
1. DEFINITIONS. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement, as amended hereby.
2. AMENDMENTS TO LOAN AGREEMENT.
     (a) Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions therein in alphabetical order or amending and restating the following definitions in their entirety, as the case may be:
          “Atlanta MDS Availability Block Amount” means (a) prior to the Atlanta MDS Date, $0, and (b) on and after the Atlanta MDS Date, an amount equal to 50% of the Atlanta MDS Net Cash Proceeds; provided that if the NY MDS Date has not occurred, the amount for this subsection (b) shall be 100% of the Atlanta Net Cash Proceeds.
          “Atlanta MDS Date” shall have the meaning specified therefor in Section 5 of the Second Amendment.
          “Atlanta Net Cash Proceeds” shall have the meaning specified therefor in Section 5 of the Second Amendment.
          “MDS Availability Block Amount” means (a) the NY MDS Availability Block Amount, plus (b) the Atlanta MDS Availability Block Amount.
          “Net Cash Proceeds” means the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of a Borrower or a Subsidiary of a Borrower, with respect to any sale or disposition by a Borrower or a Subsidiary of a Borrower of property or assets, after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by a Borrower or such Subsidiary of a Borrower in connection with such sale or disposition and (iii) taxes paid or payable to any taxing authorities by a Borrower or such Subsidiary of a Borrower in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of a Borrower or a Subsidiary of a Borrower, and are properly attributable to such transaction;

          “NY MDS Availability Block Amount” means (a) prior to the NY MDS Date, $0, and (b) on and after the NY MDS Date, an amount equal to the greater of (i) 50% of the NY MDS Net Cash Proceeds or (ii) $6,000,000.
          “NY MDS Date” shall have the meaning specified therefor in Section 5 of the Second Amendment.
          “NY MDS Net Cash Proceeds” shall have the meaning specified therefor in Section 5 of the Second Amendment.
          “Permitted Overadvance Amount” means (a) solely during the period of time from and after the Second Amendment Effective Date to but excluding the Permitted Overadvance Termination Date, $2,000,000, and (b) at all other times, $0.
          “Permitted Overadvance Termination Date” means the earlier of (a) October 31, 2007; (b) the date on which an Event of Default has occurred and is continuing and Agent notifies Borrowers that the Permitted Overadvance is terminated; and (c) the NY MDS Date.
          “Second Amendment” means that certain Amendment Number Two to Credit Agreement, Consent, and Waiver, dated as of August 14, 2007.
          “Second Amendment Block Amount” means (a) prior to the Second Amendment Effective Date, $0; (b) on and after the Second Amendment Effective Date until the NY MDS Date, $7,500,000; and (c) on and after the NY MDS Date, $10,000,000.
          “Second Amendment Effective Date” means August 10, 2007.
          “Second Amendment Fee” has the meaning set forth in Section 2.11.
     (b) Section 1.1 of the Credit Agreement is hereby amended by deleting the following definitions therein: Antecedent Quarter, Current Quarter, and Liquidity Trigger.
     (c) Section 2.1(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Second Amendment Block Amount less the Letter of Credit Usage, in each case, at such time, and (ii) the Borrowing Base plus the Permitted Overadvance Amount less the MDS Availability Block Amount less the Letter of Credit Usage, in each case, at such time.”

     (d) Section 3.6(h) of the Credit Agreement is hereby amended by deleting the text “[w]ithin 30 days after the Closing Date” appearing therein, and replacing it with “On or before August 31, 2007”.
     (e) Section 3.6(i) of the Credit Agreement is hereby amended by deleting the text “[w]ithin 30 days after the Closing Date” appearing therein, and replacing it with “on or before August 31, 2007”.
     (f) Section 3.6(j) of the Credit Agreement is hereby amended by deleting the text “[w]ithin 30 days after the Closing Date” appearing therein, and replacing it with “On or before August 31, 2007”.
     (g) Section 6.16(a) of the Credit Agreement hereby is amended and restated in its entirety to read as follows:
          “(a) Minimum EBITDA.
               Fail to achieve EBITDA, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
($1,000,000)	For the 3 month period ending March 31, 2007
$2,200,000	For the 6 month period ending June 30, 2007
$(4,922,000)	For the 9 month period ending September 30, 2007
$(5,520,000)	For the 12 month period ending December 31, 2007
$7,700,000	For the 12 month period ending March 31, 2008
$8,800,000	For the 12 month period ending June 30, 2008
$10,000,000	For the 12 month period ending September 30, 2008

Applicable Amount	Applicable Period
$10,000,000	For the 12 month period ending December 31, 2008 and for each 12 month period ending as of the last day of each fiscal quarter thereafter”

     (h) Schedules 4.7(a) and 4.7(b) attached to the Credit Agreement are replaced in their entirety with Schedules 4.7(a) and 4.7(b) attached hereto as Exhibit A.
3. CONDITIONS PRECEDENT TO THIS SECOND AMENDMENT.
          The satisfaction of each of the following shall constitute conditions precedent to the effectiveness of this Second Amendment and each and every provision hereof:
     (a) After giving effect to this Second Amendment, no Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Second Amendment;
     (b) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against any Borrower, any Guarantor, or any member of the Lender Group; and
     (c) The representations and warranties in the Loan Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date).
4. WAIVER.
     Notwithstanding anything in the Credit Agreement to the contrary, the Lender Group waives solely the Designated Event of Default. This waiver shall be effective only for the specific default comprising the Designated Event of Default, and in no event shall such waiver be deemed to be a waiver of any other Defaults or Events of Default or a waiver of the Agent’s or Lenders’ rights or remedies with respect to any Defaults or Events of Default now existing or hereafter arising.
5. CONSENTS.
     (a) The Lender Group hereby consents to the consummation of the NY MDS Sale (the date of the consummation of the NY MDS Sale, being the “NY MDS Date”) so long as (i) the conditions precedent set forth in Section 3 above shall have been satisfied; (ii) the NY MDS Consideration shall be paid in cash, (iii) immediately upon (but in any event, within 1 Business Day of) the consummation of the NY MDS Sale, the Net Cash Proceeds of the NY MDS Consideration due to Borrowers (the “NY MDS Net Cash Proceeds”) shall be sent by wire transfer to Agent in accordance with Section 5(d), and (iv) upon receipt by Agent of the NY MDS Net Cash Proceeds, such Net Cash Proceeds shall be used to prepay the Obligations in an amount equal to 100% of the NY MDS Net Cash Proceeds in accordance with Section 5(e) below.

     (b) The Lender Group hereby consents to the consummation of the Atlanta MDS Sale (the date of the consummation of the Atlanta MDS Sale, being the “Atlanta MDS Date”) so long as (i) the conditions precedent set forth in Section 3 above shall have been satisfied; (ii) the Atlanta MDS Consideration shall be paid in cash, (iii) immediately upon (but in any event, within 1 Business Day of) the consummation of the Atlanta MDS Sale, the Net Cash Proceeds of the Atlanta MDS Consideration due to Borrowers (the “Atlanta MDS Net Cash Proceeds”) shall be sent by wire transfer to Agent in accordance with Section 5(d), and (iv) upon receipt by Agent of the Atlanta MDS Net Cash Proceeds, such Net Cash Proceeds shall be used to prepay the Obligations in an amount equal to 100% of the Atlanta MDS Net Cash Proceeds in accordance with Section 5(e) below.
     (c) The Lender Group hereby consents to the Springfield Sale, which occurred on or about August 7, 2007.
     (d) The NY MDS Net Cash Proceeds and the Atlanta MDS Net Cash Proceeds shall be sent by wire transfer directly from Seller to Agent’s Account in accordance with the following wire transfer instructions:

Name of Bank:	JP Morgan Chase Bank
New York, NY
ABA No.:	021000021
Account Name:	Wells Fargo Foothill, Inc.
Account No.:	323-266193
Credit to:	Bell Industries, Inc.
     (e) Each prepayment pursuant to Section 5(a) above and each prepayment pursuant to Section 5(b) above shall (a) so long as no Event of Default shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Advances, until paid in full, and, second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage, and (b) if an Event of Default shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii) of the Credit Agreement.
6. COVENANTS.
          Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers shall and shall cause each of their respective Subsidiaries to do all of the following, and the failure of any of the following to occur shall constitute an Event of Default:
     (a) Borrowers shall notify Agent immediately after either Borrower knows or is notified that the NY MDS Sale or the Atlanta MDS Sale (i) will not be consummated or (ii) will likely not be consummated.

     (b) On or before September 1, 2007, Borrowers shall have provided Agent with evidence satisfactory to Agent that the Federal Communications Commission of the United States has issued its Public Notice of Consent to the consummation of the Atlanta MDS Sale and the NY MDS Sale.
     (c) On or before 30 days after the Second Amendment Effective Date, Agent shall have received a copy of Borrowers’ financial projections (including a management summary), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for Parent’s fiscal year ending December 31, 2008, certified by the chief financial officer of Parent as being such officer’s good faith estimate of the financial performance of Borrowers during the period covered thereby (the “2008 Projections”); and the 2008 Projections shall reflect a projected financial performance of for Parent and its Subsidiaries that is no less favorable than the financial projections of Parent and its Subsidiaries for the Parent’s fiscal year ending December 31, 2007 that were delivered to Agent prior to the Second Amendment Effective Date.
     (d) On or prior to August 31, 2007, Agent shall have received, to the reasonable satisfaction of Agent, a copy of the assignment instrument duly executed by the United States or department, agency, or instrumentality of the United States, including the General Services Administration, with respect to all Accounts of the Borrowers for which the Account Debtor is the United States department, agency, or instrumentality of the United States pursuant to the Assignment of Claims Act 31 USC §3727.
     (e) On or prior to October 31, 2007, (i) the NY MDS Sale and the Atlanta MDS Sale shall have been consummated; (ii) Borrowers shall have received at least $12,500,000 of Net Cash Proceeds from the consummation of the NY MDS Sale and the Atlanta MDS Sale, (iii) all of the NY MDS Net Cash Proceeds and all of the Atlanta MDS Net Cash Proceeds shall be sent by wire transfer directly from the Buyer to the Agent’s Account in accordance with Section 5(d) of this Second Amendment, and (iv) the NY MDS Net Cash Proceeds and the Atlanta MDS Net Cash Proceeds shall have been applied to the Obligations in accordance with Section 5(e) of this Second Amendment.
7. FEES.
     (a) Second Amendment Fee — Borrowers hereby agree to pay a fee to Agent in an aggregate amount equal to $25,000, which fee shall be fully earned, due and payable on the Second Amendment Effective Date. The fee described in this Section 7 shall be in addition to all other fees set forth in the Credit Agreement, the Fee Letter, this Second Amendment, and all other Loan Documents.
     (b) Overadvance Fee — Borrowers hereby agree to pay a fee to Agent in an aggregate amount equal to $35,000, which fee shall be fully earned, due and payable on the First Overadvance Date (as defined below). The fee described in this Section 7 shall be in addition to all other fees set forth in the Credit Agreement, the Fee Letter, this Second Amendment, and all other Loan Documents. “First Overadvance Date” means the first date on which the Advances exceed an amount equal to (a) the Borrowing Base on such date less (b) the Letter of Credit Usage on such date.

     (c) Borrowers shall pay all amounts due and payable under this Section 7 to Agent in the manner set forth in the Credit Agreement. Agent hereby is expressly authorized by Borrowers to (i) charge such amounts due and owing to the Loan Account, and (ii) designate such amounts as an Advance under the Credit Agreement.
8. REPRESENTATIONS AND WARRANTIES
     Each Borrower hereby represents and warrants to the Lender Group as follows:
     (a) After giving effect to this Second Amendment, the representations and warranties in this Second Amendment, the Credit Agreement and the other Loan Documents are true and correct in all respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date);
     (b) The execution, delivery, and performance of this Second Amendment and of the Credit Agreement, as amended by this Second Amendment, are within each Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and are not in contravention of any law, rule, or regulation, or any order, judgment, decree, writ, injunction, or award of any arbitrator, court, or governmental authority, or of the terms of its charter or bylaws, or of any contract or undertaking to which it is a party or by which any of its properties may be bound or affected;
     (c) This Second Amendment and the Credit Agreement, as amended by this Second Amendment, constitute each Borrower’s legal, valid, and binding obligation, enforceable against such Borrower in accordance with its terms;
     (d) This Second Amendment has been duly executed and delivered by each Borrower;
     (e) After giving effect to this Second Amendment, no Default or Event of Default has occurred and is continuing on the date hereof or as of the date of the effectiveness of this Second Amendment; and
     (f) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein has been issued and remains in force by any Governmental Authority against Borrower, any Guarantor, or any member of the Lender Group.
9. RELEASE
          Each Borrower hereby waives, releases, remises and forever discharges each member of the Lender Group, each of their respective Affiliates, and each of their respective officers, directors, employees, and agents (collectively, the “Releasees”), from any and all claims, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character, known or unknown, past or present, liquidated or unliquidated, suspected or unsuspected, which such Borrower ever had, now has or might hereafter have against any such Releasee which relates, directly or indirectly, to the Credit Agreement or any other Loan Document, or to any acts or omissions of any such Releasee with respect to the Credit

Agreement or any other Loan Document, or to the lender-borrower relationship evidenced by the Loan Documents. As to each and every claim released hereunder, each Borrower hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, each Borrower specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
As to each and every claim released hereunder, each Borrower also waives the benefit of each other similar provision of applicable federal or state law, if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.
10. CONSTRUCTION
          THIS SECOND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF CALIFORNIA.
11. ENTIRE AMENDMENT; EFFECT OF AMENDMENT This Second Amendment, and terms and provisions hereof, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes any and all prior or contemporaneous amendments relating to the subject matter hereof. Except for the amendments to the Credit Agreement expressly set forth in this Second Amendment, the Credit Agreement and other Loan Documents shall remain unchanged and in full force and effect. The execution, delivery, and performance of this Second Amendment shall not operate as a waiver of or, except as expressly set forth herein, as an amendment of, any right, power, or remedy of the Lender Group as in effect prior to the date hereof. The amendments, waiver, and consent set forth herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, and except as expressly set forth herein, shall neither excuse any future non-compliance with the Credit Agreement, nor shall operate as a waiver of any Default or Event of Default. To the extent any terms or provisions of this Second Amendment conflict with those of the Credit Agreement or other Loan Documents, the terms and provisions of this Second Amendment shall control. This Second Amendment is a Loan Document.
12. COUNTERPARTS; TELEFACSIMILE EXECUTION
          This Second Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Second Amendment by signing any such counterpart. Delivery of an executed counterpart of this Second Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Second Amendment. Any party delivering an executed counterpart of this Second Amendment by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Second Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Second Amendment.

13. MISCELLANEOUS
     (a) Upon the effectiveness of this Second Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement shall mean and refer to the Credit Agreement as amended by this Second Amendment.
     (b) Upon the effectiveness of this Second Amendment, each reference in the Loan Documents to the “Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement shall mean and refer to the Credit Agreement as amended by this Second Amendment.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BELL INDUSTRIES, INC., a California corporation, as Borrower
By:

Name:

Title:

BELL INDUSTRIES, INC., a Minnesota corporation, as Borrower
By:

Name:

Title:

WELLS FARGO FOOTHILL, INC., a California corporation, as Agent and as a Lender
By:

Name:

Title:

EXHIBIT A

Schedule 4.7(a)
States of Organization

Name	Jurisdiction of Organization
Bell Industries, Inc.	California
Bell Industries, Inc.	Minnesota
Milgray Ltd. (inactive)	New York

Schedule 4.7(b)
Chief Executive Offices

Name	Chief Executive Office
Bell Industries, Inc.	8888 Keystone Crossing Suite 1700 Indianapolis, IN 46240
Bell Industries, Inc.	8888 Keystone Crossing Suite 1700 Indianapolis, IN 46240
Milgray Ltd. (inactive)	8888 Keystone Crossing Suite 1700 Indianapolis, IN 46240